Intapp, Inc.

2021 Omnibus Incentive Plan

Article 1.
ESTABLISHMENT, PURPOSE AND DURATION

1.1       Establishment. Intapp, Inc. has established an incentive compensation plan to be known as the Intapp, Inc. 2021 Omnibus Incentive Plan, as set forth in this document. This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Shares, Restricted Share Units, Performance Shares, Performance Share Units, Deferred Share Units, Cash-Based Awards and Other Share-Based Awards. This Plan shall become effective on the effective date of the Company’s initial public offering (the “Registration Date”) and shall remain in effect as provided in Section 1.3.

1.2       Purpose of this Plan. The purpose of this Plan is to foster and promote the long-term financial success of the Company and materially increase shareholder value by (a) motivating superior performance by means of performance-related incentives, (b) encouraging and providing for the acquisition of an ownership interest in the Company by Employees, as well as Non-Employee Directors and (c) enabling the Company to attract and retain qualified and competent persons to serve as members of an outstanding management team and the Board of Directors of the Company, upon whose judgment, interest and performance are required for the successful and sustained operations of the Company.

1.3       Duration of this Plan. Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years from the Registration Date. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.

Article 2.
ADMINISTRATION

2.1       General. The Committee shall be responsible for administering this Plan, subject to this Article 2 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents and other individuals, any of whom may be an Employee, and the Committee, the Company and its officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such individuals. No member of the Committee shall be liable for any action taken or not taken in reliance upon any such information and/or advice. All actions taken and all interpretations and determinations made by the Committee shall be made in its sole discretion and shall be final, binding and conclusive upon the Participants, the Company or any Affiliate, and all other interested individuals.

2.2       Authority of the Committee. Subject to any express limitations set forth in this Plan, the Committee shall have full and exclusive discretionary power and authority to take such actions as it deems necessary and advisable with respect to the administration, interpretation and implementation of this Plan, including, but not limited to, the following:

(a)       To determine from time to time which of the persons eligible under the Plan shall be granted Awards, when and how each Award shall be granted, what type or combination of types of Awards shall be granted, the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Shares pursuant to an Award, and the number of Shares subject to an Award;

(b)       To construe and interpret this Plan and Awards (including any Award Agreements) granted under it, and to establish, amend and revoke rules, regulations, guidelines and practices for its administration. The Committee, in the exercise of this power, may correct any defect, omission or inconsistency in this Plan or in an Award Agreement in a manner and to the extent it shall deem necessary or expedient to make this Plan or such Award Agreement fully effective;

(c)       To approve forms of Award Agreements for use under this Plan;

(d)       To determine Fair Market Value of a Share in accordance with this Plan;

(e)       To amend the terms and conditions of this Plan, an Award (including any restriction applicable to the Award) or any Award Agreement after the Grant Date subject to the terms of this Plan, which terms and conditions regarding an Award may differ among individual Awards and grantees;

(f)       Subject to Section 5.3, to extend the period in which Options may be exercised, including the extension of any post-termination exercise period of an outstanding Option;

(g)       To adopt sub-plans and/or special provisions applicable to stock awards regulated by the laws of a jurisdiction other than and outside of the United States. Such sub-plans and/or special provisions may take precedence over other provisions of this Plan, but unless otherwise superseded by the terms of such sub-plans and/or special provisions, the provisions of this Plan shall govern;

(h)       To authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Board;

(i)       To determine whether Awards will be settled in Shares (and whether those Shares will be newly issued Shares, market Shares or treasury Shares), cash or in any combination thereof;

(j)       To determine whether Awards will provide for Dividend Equivalents;

(k)       To determine whether, to what extent and under what circumstances distribution or the receipt of Shares and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the grantee and whether and to what extent the Company shall pay or credit amounts constituting interest (at rates determined by the Committee) or dividends or Dividend Equivalents on such deferrals;

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(l)       To establish a program whereby Participants designated by the Committee may elect to receive Awards under this Plan in lieu of compensation otherwise payable in cash;

(m)       To impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any Shares, including, without limitation, restrictions under an insider trading policy and restrictions as to the use of a specified brokerage firm for such resales or other transfers;

(n)       To decide all disputes arising in connection with the Plan or any Awards; and

(o)       To make all determinations it deems advisable for the administration of the Plan and to otherwise supervise the administration of the Plan.

2.3       Delegation. To the extent not prohibited by applicable laws, rules and regulations, the Committee may delegate to (a) one or more of its members, (b) one or more officers of the Company or any Affiliate or (c) one or more agents or advisors such administrative duties or powers as it may deem appropriate or advisable under such conditions and limitations as the Committee may set at the time of such delegation or thereafter. The Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. Notwithstanding the foregoing, the Committee may not delegate its authority (a) to make Awards to Employees who are (1) Insiders or (2) officers of the Company who are delegated authority by the Committee hereunder or (b) granted pursuant to Article 21.4 or 21.6 of this Plan. For purposes of this Plan, references to the Committee shall be deemed to refer to any subcommittee, or other persons or groups of persons to whom the Committee delegates authority pursuant to this Section 2.3.

2.4       Determinations Binding. Any decision made or action taken by the Board, the Committee or any officers or employees to whom authority has been delegated pursuant to Section 2.2 arising out of or in connection with the administration or interpretation of the Plan is final, conclusive and binding on the Company, the affected Participant(s), their legal and personal representatives and all other persons.

Article 3.
SHARES SUBJECT TO THIS PLAN AND MAXIMUM AWARDS

3.1       Number of Shares Authorized and Available for Awards. Subject to adjustment as provided under the Plan, the maximum number of Shares that are available for Awards under this Plan shall be 7,093,864 Shares hereof, plus on July 1, 2022 and each July 1 thereafter, through (and including) July 1, 2031, the number of Shares reserved and available for issuance under the Plan shall be increased by a number of Shares of up to five percent of the number of Shares issued and outstanding calculated on a fully diluted basis on the immediately preceding June 30; provided, however, that the Board may act prior to July 1st of a given year to provide that the increase for such year will be a lesser number of Shares. Such Shares may be authorized and unissued Shares, Shares that have been reacquired by the Company or any combination of the foregoing, and unused Shares from the Prior Plan, as may be determined from time to time by the Board or by the Committee. Any of the Shares available for Awards under this Plan may be used for any type of Award under this Plan, and any or all of the Shares may be allocated to Incentive Stock Options, provided, however, subject to any adjustments provided under the Plan, the aggregate maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options is 7,093,864 Shares (the “ISO Limit”). From and after the Registration Date, no further grants or awards shall be made under the Prior Plan, and any available Shares remaining for grant under the Prior Plan shall be available for grant under the Plan, provided that grants or awards made under the Prior Plan before the Registration Date shall continue in effect in accordance with their terms.

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3.2       Share Usage. The number of Shares remaining available for issuance will be reduced by the number of Shares subject to outstanding Awards and, for Awards that are not denominated by Shares, by the number of newly issued Shares actually delivered upon settlement or payment of the Award. For purposes of determining the number of Shares that remain available for issuance under this Plan, the number of Shares related to an Award to be settled in newly-issued Shares granted under this Plan or under the Prior Plan that terminates by expiration, forfeiture, cancellation or otherwise without the issuance of the Shares, are settled through the delivery of market-purchased Shares or the delivery of consideration other than Shares (including cash), shall be available again for grant under this Plan. However, where Awards providing for settlement solely in newly issued Shares have been surrendered for cancellation for consideration or the satisfaction of the payment of the purchase price or tax withholding obligations related to the Award, the Shares underlying such Award shall not be available again for grant under this Plan.

3.3       Adjustments in Authorized Shares. Adjustments in authorized Shares available for issuance under this Plan or under an outstanding Award shall be subject to the following provisions:

(a)       In the event of any corporate event or transaction such as a merger, consolidation, reorganization, recapitalization, separation, reclassification, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, extraordinary cash dividend, rights offering to purchase Shares at a price that is substantially below FMV or any other similar corporate event or transaction (“Corporate Transactions”), the Committee, in order to preserve, but not increase, Participants’ rights under this Plan, shall substitute or adjust as applicable, (1) the number and kind of securities that may be issued under this Plan or under particular forms of Award Agreements, (2) the number and kind of Shares subject to outstanding Awards (including by payment of cash to a Participant), (3) the Option Price or Grant Price applicable to outstanding Awards, and (4) the ISO Limit. The Committee, in its discretion, shall determine the methodology or manner of making such substitution or adjustment subject to applicable laws, rules and regulations.

(b)       In addition to the adjustments permitted under Section 3.3(a) above, the Committee, in its sole discretion, may make such other adjustments or modifications in the terms of any Award that it deems appropriate to reflect any Corporate Transaction, including, but not limited to, modifications of performance goals and changes in the length of Performance Periods, subject to the limitations set forth in Section 14.2.

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(c)       The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan. Unless otherwise determined by the Committee, such adjusted Awards shall be subject to the same restrictions and vesting or settlement schedule to which the underlying Award is subject.

Article 4.
ELIGIBILITY AND PARTICIPATION

4.1       Eligibility to Receive Awards. Individuals eligible to participate in this Plan include all Employees, Directors and Third-Party Service Providers.

4.2       Participation in this Plan. Subject to the provisions of this Plan, the Committee may, from time to time, select from all individuals eligible to participate in this Plan, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by law and the amount of each Award.

Article 5.
STOCK OPTIONS

5.1       Grant of Options. Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Each grant of an Option shall be evidenced by an Award Agreement which shall specify whether the Option is in the form of a Nonqualified Stock Option or an Incentive Stock Option.

5.2       Option Price. The Option Price for each grant of an Option shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement evidencing such Option; provided, however, the Option Price must be at least equal to 100% of the FMV of a Share as of the Option’s Grant Date, subject to adjustment as provided for under Section 3.3.

5.3       Term of Option. The term of an Option granted to a Participant shall be determined by the Committee, in its sole discretion; provided, however, no Option shall be exercisable later than the tenth anniversary date of its Grant Date. If at any time upon or within the five business days preceding the expiration of the term of an Option (other than an Incentive Stock Option), a Participant is prohibited from trading in the Shares by applicable laws, rules or regulations or the Company’s insider trading plan as in effect from time to time, then the term of the Option shall be automatically extended to the tenth business day following the expiration of such prohibition (but only to the extent permissible under Section 409A of the Code); provided, however, that this provision shall not apply if prohibited by applicable laws, rules and regulations in effect from time to time.

5.4       Exercise of Option. An Option shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

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5.5       Payment of Option Price. An Option shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures that may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. Except as otherwise provided in the Award Agreement, the Option Price of any exercised Option shall be payable to the Company in accordance with one of the following methods:

(a)       In cash or its equivalent;

(b)       By tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price;

(c)       By a cashless (broker-assisted) exercise in accordance with procedures authorized by the Committee from time to time;

(d)       Through net share settlement or a similar procedure involving the withholding of Shares subject to the Option with a value equal to the Option Price;

(e)       By any combination of (a), (b), (c) and (d); or

(f)       Any other method approved or accepted by the Committee in its sole discretion.

Unless otherwise determined by the Committee, all payments made under all of the methods indicated above shall be paid in United States dollars or Shares, as applicable.

5.6       Special Rules Regarding ISOs. The terms of any Incentive Stock Option (“ISO”) granted under this Plan shall comply in all respects with the provisions of Code Section 422, or any successor provision thereto, as amended from time to time. Notwithstanding any provision of the Plan to the contrary, an Option granted in the form of an ISO to a Participant shall be subject to the following rules:

(a)       Special ISO definitions:

(i)       “Parent Corporation” shall mean as of any applicable date a corporation in respect of the Company that is a parent corporation within the meaning of Code Section 424(e).

(ii)       “ISO Subsidiary” shall mean as of any applicable date any corporation in respect of the Company that is a subsidiary corporation within the meaning of Code Section 424(f).

(iii)       A “10% Owner” is an individual who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its Parent Corporation or any ISO Subsidiary.

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(b)       Eligible Employees. An ISO may be granted solely to eligible Employees of the Company, Parent Corporation or ISO Subsidiary.

(c)       Specified as an ISO. An Award Agreement evidencing the grant of an ISO shall specify that such grant is intended to be an ISO.

(d)       Option Price. The Option Price for each grant of an ISO shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, that the Option Price must be at least equal to 100% of the Fair Market Value of a Share as of the ISO’s Grant Date (in the case of 10% Owners, the Option Price may not be less than 110% of such Fair Market Value), subject to adjustment provided for under Section 3.3.

(e)       Right to Exercise. Any ISO granted to a Participant shall be exercisable during his or her lifetime solely by such Participant (other than in the case of death, in which case the ISO may be exercised by the Participant’s beneficiary).

(f)       Exercise Period. The period during which a Participant may exercise an ISO shall not exceed ten years (five years in the case of a Participant who is a 10% Owner) from the date on which the ISO was granted.

(g)       Termination of Employment. In the event a Participant terminates employment due to death or Disability (as defined in Code Section 22(e)(3)), the Participant (or, in the case of death, the person(s) to whom the Option is transferred by will or the laws of descent and distribution) shall have the right to exercise the Participant’s ISO award during the period specified in the applicable Award Agreement solely to the extent the Participant had the right to exercise the ISO on the date of his death or Disability, as applicable; provided, however, that such period may not exceed one year from the date of such termination of employment or if shorter, the remaining term of the ISO. In the event a Participant terminates employment for reasons other than death or Disability, the Participant shall have the right to exercise the Participant’s ISO during the period specified in the applicable Award Agreement solely to the extent the Participant had the right to exercise the ISO on the date of such termination of employment; provided, however, that such period may not exceed three months from the date of such termination of employment or if shorter, the remaining term of the ISO.

(h)       Dollar Limitation. To the extent that the aggregate Fair Market Value of (a) the Shares with respect to which Options are designated as Incentive Stock Options plus (b) the shares of stock of the Company, Parent Corporation and any ISO Subsidiary with respect to which other Incentive Stock Options are exercisable for the first time by a holder of such Incentive Stock Options during any calendar year under all plans of the Company and ISO Subsidiary exceeds $100,000, such Options shall be treated as Nonqualified Stock Options. For purposes of the preceding sentence, Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time the Option or other Incentive Stock Option is granted.

(i)       Duration of Plan. No ISO may be granted more than ten years after the earlier of (a) the adoption of this Plan by the Board or (b) the Registration Date.

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(j)       Notification of Disqualifying Disposition. If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO, such Participant shall notify the Company of such disposition within 30 days thereof. The Company shall use such information to determine whether a disqualifying disposition as described in Code Section 421(b) has occurred.

(k)       Transferability. No ISO may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; provided, however, that at the discretion of the Committee, an ISO may be transferred to a grantor trust under which the Participant making the transfer is the sole beneficiary.

Article 6.
STOCK APPRECIATION RIGHTS

6.1       Grant of SARs. SARs may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Each grant of SARs shall be evidenced by an Award Agreement.

6.2       Grant Price. The Grant Price for each grant of SARs shall be determined by the Committee and shall be specified in the Award Agreement evidencing the SAR; provided, however, the Grant Price must be at least equal to 100% of the FMV of a Share as of the Grant Date, subject to adjustment as provided for under Section 3.3.

6.3       Term of SARs. The term of any SAR granted to a Participant shall be determined by the Committee, in its sole discretion; provided, however, no SAR shall settle or be exercisable later than the tenth anniversary date of its grant.

6.4       Exercise of SARs. Except for SARs that settle on a specified settlement date, SARs shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

6.5       Notice of Exercise. SARs subject to exercise by the Participant shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures that may be authorized by the Committee, setting forth the number of Shares with respect to which the SAR is to be exercised.

6.6       Settlement of SARs. Upon the exercise of any SAR that is subject to exercise by the Participant, pursuant to a notice of exercise properly completed and submitted to the Company in accordance with Section 6.5, or upon the specified settlement date for a SAR that is not subject to exercise by the Participant, the Participant shall be entitled to receive payment from the Company in an amount equal to the product of (a) and (b) below:

(a)       The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; and

(b)       The number of Shares with respect to which the SAR is exercised.

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Payment shall be made in cash, Shares or a combination thereof as specified in the Award Agreement.

Article 7.
RESTRICTED SHARES

7.1       Grant of Restricted Shares. Restricted Shares may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Each grant of Restricted Shares shall be evidenced by an Award Agreement.

7.2       Nature of Restrictions. Each grant of Restricted Shares shall be subject to a restriction period that shall lapse upon the satisfaction of such conditions and restrictions as are determined by the Committee in its sole discretion and set forth in an applicable Award Agreement. Such conditions or restrictions may include, without limitation, one or more of the following:

(a)       A requirement that a Participant pay a stipulated purchase price for each Share of Restricted Shares;

(b)       Restrictions based upon the achievement of specific performance goals;

(c)       Time-based restrictions on vesting following the attainment of the performance goals;

(d)       Time-based restrictions; and/or

(e)       Restrictions under applicable laws and restrictions under the requirements of any stock exchange or market on which such Shares are listed or traded.

7.3       Issuance of Shares. To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Shares in the Company’s possession until such time as all conditions or restrictions applicable to such Shares have been satisfied or lapse. Shares covered by each Restricted Share grant shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapsed (including satisfaction of any applicable tax withholding obligations).

7.4       Shareholder Rights. Unless otherwise determined by the Committee and set forth in a Participant’s applicable Award Agreement, to the extent permitted or required by law, a Participant holding Shares of Restricted Shares granted hereunder shall be granted full rights as a shareholder (including voting rights) with respect to those Shares during the Period of Restriction.

Article 8.
RESTRICTED SHARE UNITS

8.1       Grant of Restricted Share Units. Restricted Share Units may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. A grant of a Restricted Share Unit shall not represent the grant of Shares but shall represent a promise to deliver a corresponding number of Shares or the value of each Share based upon the completion of service, performance conditions, or such other terms and conditions as specified in the applicable Award Agreement over the restriction period. Each grant of Restricted Share Units shall be evidenced by an Award Agreement.

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8.2       Value of Restricted Share Units. Each Restricted Share Unit shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.

8.3       Nature of Restrictions. Each grant of Restricted Share Units shall be subject to a restriction period that shall lapse upon the satisfaction of such conditions and restrictions as are determined by the Committee in its sole discretion and set forth in an applicable Award Agreement. Such conditions or restrictions may include, without limitation, one or more of the following:

(a)       A requirement that a Participant pay a stipulated purchase price for each Restricted Share Unit;

(b)       Restrictions based upon the achievement of specific performance goals;

(c)       Time-based restrictions on vesting following the attainment of the performance goals;

(d)       Time-based restrictions; and/or

(e)       Restrictions under applicable laws or under the requirements of any stock exchange on which Shares are listed or traded.

8.4       Settlement and Payment of Restricted Share Units. Unless otherwise elected by the Participant or otherwise provided for in the Award Agreement, Restricted Share Units shall be settled upon the date such Restricted Share Units vest. Such settlement may be made in Shares, cash or a combination thereof, as specified in the Award Agreement.

Article 9.
PERFORMANCE SHARES

9.1       Grant of Performance Shares. Performance Shares may be granted to Participants in such number, and upon such terms and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Each grant of Performance Shares shall be evidenced by an Award Agreement. A grant of a Performance Share shall represent the grant of Shares based upon the completion of service, performance conditions or such other terms and conditions as specified in the applicable Award Agreement over the restriction period.

9.2       Value of Performance Shares. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met over the specified Performance Period, shall determine the number of Performance Shares that shall vest.

9.3       Earning of Performance Shares. After the applicable Performance Period has ended, the number of Performance Shares earned by the Participant over the Performance Period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made solely by the Committee.

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9.4       Form and Timing of Payment of Performance Shares. The Committee shall pay at the close of the applicable Performance Period, or as soon as practicable thereafter, any earned Performance Shares in the form of cash or in Shares or in a combination thereof, as specified in a Participant’s applicable Award Agreement. Any Shares paid to a Participant under this Section 9.4 may be subject to any restrictions deemed appropriate by the Committee.

Article 10.
PERFORMANCE SHARE UNITS

10.1       Grant of Performance Share Units. Subject to the terms and provisions of this Plan, Performance Share Units may be granted to a Participant in such number, and upon such terms and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Each grant of Performance Share Units shall be evidenced by an Award Agreement.

10.2       Value of Performance Share Units. Each Performance Share Unit shall have an initial notional value equal to a dollar amount determined by the Committee, in its sole discretion. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met over the specified Performance Period, will determine the number of Performance Share Units that shall be settled and paid to the Participant.

10.3       Earning of Performance Share Units. After the applicable Performance Period has ended, the number of Performance Share Units earned by the Participant over the Performance Period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made solely by the Committee.

10.4       Form and Timing of Payment of Performance Share Units. The Committee shall pay at the close of the applicable Performance Period, or as soon as practicable thereafter, any earned Performance Share Units in the form of cash or in Shares or in a combination thereof, as specified in a Participant’s applicable Award Agreement. Any Shares paid to a Participant under this Section 10.4 may be subject to any restrictions deemed appropriate by the Committee.

Article 11.
DEFERRED SHARE UNITS

11.1       Grant of Deferred Share Units. Deferred Share Units may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. A grant of a Deferred Share Unit shall not represent the grant of Shares but shall represent a promise to deliver a corresponding number of Shares or the value of each Share following the date the Participant has terminated all employment, directorship and other roles with the Company and its Affiliates (“Termination Date”). Grants of Deferred Share Units may be evidenced by an Award Agreement, which will also specify whether the Deferred Share Unit is to be settled in cash, Shares or a combination thereof. Grants of Deferred Share Units not evidenced by an Award Agreement shall be settled in cash.

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11.2       Value of Deferred Share Units. Each Deferred Share Unit shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.

11.3       Settlement and Payment Deferred Share Units. Deferred Share Units shall be settled upon the 90th day following the Participant’s Termination Date or, if the Participant is a “specified employee” as defined under Section 409A of the Code, upon the first day of the seventh month following the month in which the Participant’s Termination Date occurs. Notwithstanding the foregoing sentence, if the Participant is not subject to taxation under the Code with respect to the Deferred Share Units, the Participant may, by giving notice prior to the 60th day following the Participant’s Termination Date, elect a later date for settlement, provided that such later date is no later than December 15th of the calendar year following the calendar year in which the Participant’s Termination Date occurs.

Article 12.
OTHER SHARE-BASED AWARDS AND CASH-BASED AWARDS

12.1       Grant of Other Share-Based Awards and Cash-Based Awards.

(a)       The Committee may grant Other Share-Based Awards not otherwise described by the terms of this Plan, including, but not limited to, the grant or offer for sale of unrestricted Shares and the grant of deferred Shares, in such amounts and subject to such terms and conditions, as the Committee shall determine, in its sole discretion. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares.

(b)       The Committee, at any time and from time to time, may grant Cash-Based Awards to a Participant in such amounts and upon such terms as the Committee shall determine, in its sole discretion.

12.2       Value of Other Share-Based Awards and Cash-Based Awards.

(a)       Each Other Share-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee, in its sole discretion.

(b)       Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee, in its sole discretion. If the Committee exercises its discretion to establish performance goals, the value of Cash-Based Awards paid to the Participant will depend on the extent to which such performance goals are met.

12.3       Payment of Other Share-Based Awards and Cash-Based Awards. Payment, if any, with respect to Cash-Based Awards and Other Share-Based Awards shall be made in accordance with the terms of the applicable Award Agreement, in cash, Shares or a combination of both as determined by the Committee in its sole discretion.

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Article 13.
TRANSFERABILITY OF AWARDS AND SHARES

13.1       Transferability of Awards. Except as provided in Section 13.2, during a Participant’s lifetime, Options and SARs shall be exercisable only by the Participant. Awards shall not be transferable other than by will or the laws of descent and distribution or pursuant to a domestic relations order entered into by a court of competent jurisdiction. No Awards shall be subject, in whole or in part, to attachment, execution or levy of any kind. Any purported transfer in violation of this Section 13.1 shall be null and void.

13.2       Committee Action. Notwithstanding Section 13.1, the Committee may, subject to applicable laws, rules and regulations and such terms and conditions as it shall specify, determine that any or all Awards shall be transferable, for no consideration, to a Permitted Transferee. Any Award transferred to a Permitted Transferee shall be further transferable only by last will and testament or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the Participant. “Permitted Transferees” mean (a) a Participant’s Immediate Family Member, (b) an entity in which the Participant and/or the Participant’s Immediate Family Member own more than fifty percent of the voting interests, (c) one or more trusts in which the Participant and/or the Participant’s Immediate Family Member have more than fifty percent of the beneficial interest, (d) a foundation in which the Participant and/or the Participant’s Immediate Family Member control the management of assets, or (e) any other person with the approval of the Committee. No Award may be transferred for value without Committee approval.

13.3       Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired by a Participant under this Plan as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed or traded or under any blue sky or state securities laws applicable to such Shares.

Article 14.
PERFORMANCE MEASURES

14.1       Performance Measures. Any Award to a Participant may be subject to performance goals as determined at the discretion of the Committee, which may include, but are not limited to, any of the following:

(a)       Book value or earnings per Share;

(b)       Cash flow, free cash flow or operating cash flow;

(c)       Earnings before or after any, or any combination of, interest, taxes, depreciation, amortization or restructuring costs;

(d)       Gross or net sales or revenues;

(e)       Annual recurring revenue;

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(f)       Operational performance measures;

(g)       Profitability ratios (pre or post tax);

(h)       Profitability of an identifiable business unit or product;

(i)       Return measures (including return on assets, return on equity, return on investment, return on capital, return on invested capital, gross profit return on investment, gross margin return on investment, economic value added or similar metric); or

(j)       Strategic business objectives (including objective project milestones).

Any Performance Measure(s) may, as the Committee in its sole discretion deems appropriate, (a) relate to the performance of the Company or any Affiliate as a whole or any business unit or division of the Company or any Affiliate or any combination thereof, (b) be compared to the performance of a group of comparator companies, or published or special index, (c) be based on change in the Performance Measure over a specified period of time and such change may be measured based on an arithmetic change over the specified period (e.g., cumulative change or average change), or percentage change over the specified period (e.g., cumulative percentage change, average percentage change or compounded percentage change), (d) relate to or be compared to one or more other Performance Measures or (e) be any combination of the foregoing. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to any Performance Measures.

14.2       Evaluation of Performance. The Performance Measures shall, to the extent possible, be determined in accordance with generally accepted accounting principles consistently applied on a business unit, divisional, subsidiary or consolidated basis or any combination thereof. The Committee may provide in any Award that any evaluation of performance may include or exclude the impact, if any, on reported financial results of any events that occur during a Performance Period, including, but not limited to: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) changes in tax laws, accounting principles or other laws or provisions, (d) reorganization or restructuring programs, (e) acquisitions or divestitures, (f) foreign exchange gains and losses and (g) gains and losses that are treated as unusual or infrequently occurring items within the meaning of the accounting standards of the Financial Accounting Standard Board or such comparable successor term.

14.3       Adjustment of Awards. Subject to Section 21.5, the Committee shall retain the discretion to adjust any Awards, either on a formula or discretionary basis or any combination thereof, as the Committee determines, in its sole discretion.

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Article 15.
TERMINATION OF EMPLOYMENT; TERMINATION OF DIRECTORSHIP AND TERMINATION AS A THIRD-PARTY SERVICE PROVIDER

The Committee shall specify at or after the time of grant of an Award the provisions governing the disposition of an Award in the event of a Participant’s Termination of Employment or Termination of Directorship. In addition, the Committee shall determine, in its sole discretion, the circumstances constituting a termination as a Third-Party Service Provider and shall set forth those circumstances in each Award Agreement entered into with each Third-Party Service Provider. Subject to applicable laws, rules and regulations, in connection with a Participant’s termination, the Committee shall have the discretion to accelerate the vesting, exercisability or settlement of, eliminate the restrictions and conditions applicable to, or extend the post-termination exercise period of an outstanding Award. Such provisions shall be determined by the Committee in its sole discretion and may be specified in the applicable Award Agreement or determined at a subsequent time. The Committee’s decisions need not be uniform among all Award Agreements and Participants and may reflect distinctions based on the reasons for termination.

Article 16.
NON-EMPLOYEE DIRECTOR AWARDS

16.1       Awards to Non-Employee Directors. The Board or Committee shall determine and approve all Awards to Non-Employee Directors. The terms and conditions of any grant of any Award to a Non-Employee Director shall be set forth in an Award Agreement. The aggregate maximum Fair Market Value (determined as of the Grant Date) of the Shares with respect to Awards granted under this Plan in any fiscal year to any Non-Employee Director when added to cash retainer fees, meeting fees and any other compensation earned in respect of services as a Non-Employee Director for such year shall not exceed $750,000.

16.2       Awards in Lieu of Fees. The Board or Committee may permit a Non-Employee Director the opportunity to receive an Award in lieu of payment of all or a portion of future director fees (including but not limited to cash retainer fees and meeting fees) or other type of Awards pursuant to such terms and conditions as the Board or Committee may prescribe and set forth in an applicable sub-plan or Award Agreement.

Article 17.
EFFECT OF A CHANGE IN CONTROL

17.1       Change in Control. If a Participant has in effect an employment, retention, change in control, severance or similar agreement with the Company or any Affiliate or is subject to a policy or plan that governs the effect of a Change in Control on a Participant’s Awards, then such agreement, plan or policy shall control. In all other cases, unless provided otherwise in an Award Agreement or determined by the Committee prior to the date of the Change in Control, in the event of a Change in Control:

(a)       If a Successor so agrees, some or all outstanding Awards shall be assumed, or replaced with the same type of award with similar terms and conditions, by a Successor in the Change in Control transaction. If applicable, each Award that is assumed by a Successor shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities that would have been issuable to a Participant upon the consummation of such Change in Control had the Award been exercised, vested or earned immediately prior to such Change in Control, and other appropriate adjustments in the terms and conditions of the Award shall be made. Upon the termination of a Participant’s employment by a Successor in connection with or within twelve (12) months following the Change in Control for any reason other than an involuntary termination by a Successor for Cause, all of the Participant’s Awards granted prior to the date of the Change in Control that are in effect as of the date of such termination shall be vested in full or deemed earned at target, assuming the target performance goals applicable to such Award were met, effective on the date of such termination.

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(b)       To the extent a Successor in the Change in Control transaction does not assume the Awards or issue replacement awards as provided in clause (i), then, unless provided otherwise in an Award Agreement or determined by the Committee, immediately prior to the date of the Change in Control, all Awards that are then held by Participants shall be cancelled in exchange for the right to receive the following:

(i)       For each Option or SAR, a cash payment equal to the excess of the Change in Control price of the Shares covered by the Option or SAR that is so cancelled over the purchase or grant price of such Shares under the Award;

(ii)       For each Restricted Share and each Restricted Share Unit that has been earned but not yet paid, the Change in Control price per Share in cash or such other consideration as the Company or the shareholders of the Company receive in such Change in Control;

(iii)       For each Performance Share and Performance Share Unit that has been earned but not yet paid, a cash payment equal to the value of the Performance Share or Performance Share Unit;

(iv)       For each Performance Share and Performance Share Unit for which the performance period has not expired, a cash payment equal to the product of (x) and (y) where (x) is the Award the Participant would have earned based on actual performance and (y) is a fraction, the numerator of which is the number of calendar months that the Participant provided active services to the Company from the Grant Date through the end of the performance period (with any partial month counting as a full month for this purpose) and the denominator of which is the total number of months between the Grant Date through the end of the performance period;

(v)       For each Other Share-Based Award or Cash-Based Award that is earned but not yet paid, including Deferred Share Units, a cash payment equal to the value of the Other Share-Based Awards or Cash-Based Awards; and

(vi)       For each Other Share-Based Award or Cash-Based Award that is not yet earned, a cash payment equal to either the amount that would have been due under such Award(s) if any performance goals (as measured at the time of the Change in Control) were to be achieved at the target level through the end of the performance period or a cash payment based on the value of the Award as of the date of the Change in Control; and

(vii)       For each Dividend Equivalent, a cash payment equal to the value of the Dividend Equivalent as of the date of the Change in Control.

If the value of an Award is based on the Fair Market Value of a Share, for purposes of this Article 17, Fair Market Value shall be deemed to mean the per share Change in Control price. The Committee shall determine the per share Change in Control price paid or deemed paid in the Change in Control transaction.

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Article 18.
DIVIDENDS AND DIVIDEND EQUIVALENTS

The Committee may provide Participants with the right to receive dividends or payments equivalent to dividends (“Dividend Equivalents”) or interest with respect to an outstanding Award, which payments can either be paid in cash or deemed to have been reinvested in Shares, or a combination thereof, as the Committee shall determine, in each case, subject to all applicable laws, rules and regulations, including, without limitation, Section 409A of the Code. Dividends or Dividend Equivalents with respect to Awards that vest based on the achievement of Performance Measures shall be accumulated until such Award is earned and vested, and the dividends or Dividend Equivalents shall not be paid if the Performance Measures and time-based vesting restrictions are not satisfied. Dividends or Dividend Equivalents with respect to Awards that are subject to time-based vesting restrictions shall be accumulated until such Awards vest in accordance with their terms, and the dividends or Dividend Equivalents shall not be paid if the time-based vesting restrictions are not satisfied. Notwithstanding the foregoing, no dividends or Dividend Equivalents shall be paid with respect to Options or SARs.

Article 19.
BENEFICIARY DESIGNATION

Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator or legal representative.

Article 20.
RIGHTS OF PARTICIPANTS

20.1       Employment. Nothing in this Plan or an Award Agreement shall (a) interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment with the Company or any Affiliate at any time or for any reason not prohibited by law or (b) confer upon any Participant any right to continue his employment or service as a Director or Third-Party Service Provider for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company or any Affiliate and, accordingly, subject to Article 2 and Article 21, this Plan and the benefits hereunder may be amended or terminated in accordance with this Plan at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, any Affiliate, the Committee or the Board.

20.2       Participation. The participation of any Participant in the Plan is entirely voluntary and not obligatory. No individual shall have the right to be selected to receive an Award under this Plan, or having been so selected, to be selected to receive a future Award. The Committee may grant more than one Award to a Participant and may designate an individual as a Participant for overlapping periods of time.

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20.3       Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date on which the Participant becomes the record holder of the Shares.

Article 21.
AMENDMENT AND TERMINATION

21.1       Amendment and Termination of this Plan and Awards. The Board may from time to time, without notice and without approval of the holders of voting shares of the Company, amend, modify, change, suspend or terminate the Plan or any Awards granted pursuant to the Plan as it, in its discretion, determines appropriate, provided, however, that any amendment that would cause an Award held by a Participant that is subject to the Code to be subject to the additional tax penalty under Section 409A(1)(b)(i)(II) of the Code shall be null and void ab initio.

21.2       Shareholder Approval. Notwithstanding Section 21.1, approval of the holders of the voting shares of the Company shall be required for any amendment, modification or change that:

(a)       Increases the number of Shares reserved for issuance under the Plan, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of Shares);

(b)       Reduces the Option Price of an Option or the Grant Price of a SAR (for this purpose, a cancellation or termination of an Award of a Participant prior to its expiry date for the purpose of reissuing an Award to the same Participant with a lower Option Price shall be treated as an amendment to reduce the Option Price of an Award) or exchanges such Awards for Awards of a different type, and/or cash, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of Shares);

(c)       Extends the term of an Award beyond the original expiration date, except where the expiration date is extended to the tenth business day following a period during which the Participant is prohibited from trading in the Shares by applicable laws, rules or regulations or the Company’s insider trading plan as in effect from time to time (subject to compliance with Section 409A of the Code);

(d)       Permits Awards to be transferred to a person other than a Permitted Transferee or for normal estate settlement purposes; or

(e)       Deletes or reduces the range of amendments that require approval from the holders of voting shares of the Company under this Section 21.2.

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21.3       Permitted Amendments. Without limiting the generality of Section 21.1, but subject to Section 21.2, the Board may, without shareholder approval, at any time or from time to time, amend the Plan or any Award granted pursuant to the Plan for the purposes of:

(a)       Making any amendments to the general vesting provisions or restricted period of each Award;

(b)       Making any amendments to provisions relating to the early termination of Awards on termination of employment, termination of directorship or termination as a Third-Party Service Provider;

(c)       Making any amendments to add covenants of the Company for the protection of Participants, provided that the Board shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Participants;

(d)       Making any amendments as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board, have in mind the best interests of the Participants it may be expedient to make, including amendments that are desirable as a result of changes in law in any jurisdiction where a Participant resides, provided that the Board shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Participants; or

(e)       Making such changes or corrections which, on the advice of counsel to the Company, are required for the purpose of curing or correcting any ambiguity, defect or inconsistent provision, or clerical omission, mistake or manifest error, provided that the Board shall be of the opinion that such changes or corrections will not be prejudicial to the rights and interests of the Participants.

21.4       Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to Section 14.2, the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 3.3) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan. By accepting an Award under this Plan, a Participant agrees to any adjustment to the Award made pursuant to this Section 21.4 without further consideration or action.

21.5       Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary, other than Section 21.4, Section 21.6 and Section 23.16, no termination or amendment of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan without the written consent of the Participant holding such Award.

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21.6       Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Committee shall have the broad authority to amend this Plan, an Award or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable in order to comply with, take into account changes in, or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules, rulings and regulations promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 21.6 to this Plan, an Award or an Award Agreement without further consideration or action.

Article 22.
TAX WITHHOLDING

22.1       Tax Withholding. The granting, vesting or lapse of a restricted period, settlement or exercise of each Award under the Plan is subject to the condition that if at any time the Committee determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such grant, vesting or lapse of the restricted period, settlement or exercise, such action is not effective unless such withholding has been effected to the satisfaction of the Committee. In such circumstances, the Committee may require that a Participant pay to the Company up to the maximum amount as the Company or an Affiliate is obliged to remit to the relevant taxing authority in respect of the granting, vesting or lapse of the restricted period, settlement or exercise of the Award. Any such additional payment is due no later than the date on which such amount with respect to the Award is required to be remitted to the relevant tax authority by the Company or an Affiliate, as the case may be. Alternatively, and subject to any requirements or limitations under applicable law, the Company may (i) withhold such amount from any remuneration or other amount payable by the Company or any Affiliate to the Participant, (ii) require the sale of a number of Shares issued upon exercise, vesting or settlement of such Award and the remittance to the Company of the net proceeds from such sale sufficient to satisfy such amount or (iii) enter into any other suitable arrangements for the receipt of such amount.

22.2       Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Shares, upon the settlement of Restricted Share Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder (collectively and individually referred to as a “Share Payment”), the Committee may permit or require a Participant to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares from a Share Payment (or repurchase Shares that were previously issued) having a Fair Market Value on the date the withholding is to be determined equal to the maximum statutory withholding requirement or such other rate as will not result in any adverse accounting consequences, as determined by the Company in its sole discretion.

Article 23.
GENERAL PROVISIONS

23.1       Forfeiture Events. The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events as determined by the Committee in its sole discretion. The Committee may at any time waive the application of this Section 23.1 to any Participant or category of Participants.

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23.2       Legend. All certificates for Shares delivered under this Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any exchange upon which the Shares are then listed and any applicable securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

23.3       Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 23.33 by and among the Company and its Affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Affiliates may transfer the Data among themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 23.3 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this Section 23.3, the Company may cancel the Participant’s ability to participate in the Plan and, in the Committee’s discretion, the Participant may forfeit any outstanding Awards. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

23.4       Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

23.5       Severability. In the event that any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

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23.6       Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

23.7       Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a)       Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable prior to issuance or delivery; and

(b)       Completion of any registration or other qualification of the Shares under any applicable national, state or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable prior to issuance or delivery.

23.8       Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

23.9       Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

23.10       Leave of Absence. The Committee shall have discretion to determine whether and to what extent the vesting of Awards shall be tolled during any leave of absence that is approved by the Company (an “approved leave”); provided, however, that in the absence of such determination, Awards shall continue to vest during the first 12 weeks of approved leave and shall be tolled thereafter (unless otherwise required by the applicable law). Upon a Participant’s returning from such leave, he or she shall be given vesting credit with respect to Awards to the same extent as would have applied had the Participant continued to provide services to the Company throughout the leave on the same terms as he or she was providing services immediately before such leave.

23.11       Employees Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company or any Affiliates operate or have Employees, Directors or Third-Party Service Providers, the Committee, in its sole discretion, shall have the power and authority to:

(a)       Determine which Affiliates shall be covered by this Plan;

(b)       Determine which Employees, Directors or Third-Party Service Providers outside the United States are eligible to participate in this Plan;

(c)       Modify the terms and conditions of any Award granted to Employees, Directors or Third-Party Service Providers outside the United States to comply with applicable foreign laws;

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(d)       Establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any sub-plans and modifications to Plan terms and procedures established under this Section 23.11 by the Committee shall be attached to this Plan document as appendices; and

(e)       Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

23.12       Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be affected on a noncertificated basis to the extent not prohibited by applicable law or the rules of any stock exchange.

23.13       Unfunded Plan. Participants shall have no right, title or interest whatsoever in or to any investments that the Company or any Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other individual. To the extent that any individual acquires a right to receive payments from the Company or any Affiliate under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or any Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, or any Affiliate, as the case may be, and no special or separate fund shall be established, and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

23.14       No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award, and Awards will be rounded down to the nearest whole Share. The Committee shall determine whether cash, Awards or other property shall be issued or paid in lieu of fractional Shares, or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

23.15       Retirement and Welfare Plans. Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Affiliate’s retirement plans (both qualified and nonqualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

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23.16       Deferrals.

(a)       Notwithstanding any contrary provision in this Plan or an Award Agreement, if any provision of this Plan or an Award Agreement contravenes any regulations or guidance promulgated under Section 409A of the Code or would cause an Award to be subject to additional taxes, accelerated taxation, interest and/or penalties under Section 409A of the Code, such provision of this Plan or Award Agreement may be modified by the Committee without consent of the Participant in any manner the Committee deems reasonable or necessary. In making such modifications, the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A of the Code. Moreover, any discretionary authority that the Committee may have pursuant to this Plan shall not be applicable to an Award that is subject to Section 409A of the Code to the extent such discretionary authority would contravene Section 409A of the Code or the guidance promulgated thereunder.

(b)       If a Participant is a “specified employee” as defined under Section 409A of the Code and the Participant’s Award is to be settled on account of the Participant’s separation from service (for reasons other than death) and such Award constitutes “deferred compensation” as defined under Section 409A of the Code, then any portion of the Participant’s Award that would otherwise be settled during the six-month period commencing on the Participant’s separation from service shall be settled as soon as practicable following the conclusion of the six-month period (or following the Participant’s death if it occurs during such six-month period).

(c)       In accordance with the procedures authorized by, and subject to the approval of, the Committee, Participants may be given the opportunity to defer the payment or settlement of an Award to one or more dates selected by the Participant; provided, however, that the terms of any deferrals must comply with all applicable laws, rules and regulations, including, without limitation, Section 409A of the Code. No deferral opportunity shall exist with respect to an Award unless explicitly permitted by the Committee on or after the time of grant.

23.17       Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

23.18       No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair or otherwise affect the Company’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets or (b) limit the right or power of the Company or any Affiliate to take any action that such entity deems to be necessary or appropriate. The proceeds received by the Company from the sale of Shares pursuant to Awards will be used for general corporate purposes.

23.19       Conflicts. In the event of any conflict or inconsistency between the Plan and any Award Agreement, this Plan shall govern, and the Award Agreement shall be interpreted to minimize or eliminate any such inconsistency. In the event of any conflict between or among the provisions of the Plan, an Award Agreement and any other agreement the Participant may have with the Company or any Affiliate, the provisions of the Plan shall govern.

23.20       Recoupment. Notwithstanding anything in this Plan to the contrary, all Awards granted under this Plan and any payments made under this Plan shall be subject to claw-back or recoupment as permitted or mandated by applicable law, rules, regulations or Company policy as enacted, adopted or modified from time to time and as determined by the Committee as necessary or appropriate. For the avoidance of doubt, this provision shall apply to any gains realized upon exercise or settlement of an Award.

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23.21       Delivery and Execution of Electronic Documents. To the extent permitted by applicable law, the Company may (i) deliver by email or other electronic means (including posting on a website maintained by the Company or by a third party under contract with the Company) all documents relating to this Plan or any Award thereunder (including without limitation, prospectuses and other securities requirements) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements) and (ii) permit Participants to electronically execute applicable Plan documents (including, but not limited to, Award Agreements) in a manner prescribed to the Committee.

23.22       No Representations or Warranties Regarding Tax Effect. Notwithstanding any provision of this Plan to the contrary, the Company, Affiliates, the Board and the Committee neither represent nor warrant the tax treatment under any federal, state, local or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under this Plan, including, but not limited to, when and to what extent such Awards or amounts may be subject to tax, penalties and interest under the Tax Laws.

23.23       No Other Benefit. No amount will be paid to, or in respect of a Participant holding an Award to compensate for a downward fluctuation in the market value of a Share, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose.

23.24       Indemnification. Subject to applicable laws, rules and regulations and the Company’s Certificate of Incorporation as it may be amended from time to time, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 2, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any good faith action taken or failure to act under this Plan and (ii) any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf. Notwithstanding the foregoing, no individual shall be entitled to indemnification if such loss, cost, liability or expense is a result of his/her own willful misconduct. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Articles of Incorporation or By-laws, as a matter of law or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

23.25       Successors. Subject to Article 17, all obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company (each, a “Successor”), whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

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23.26       Currency. All dollar amounts referred to herein will be in lawful currency of the United States unless specifically stated otherwise. Where values or amounts are required to be compared or paid in a different currency, the Company will use a reasonable basis for assessing the exchange rate for such currency as of such date.

23.27       Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflict or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

Article 24.
DEFINITIONS

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

“Affiliate” means any Subsidiary of, and any person or entity that, directly or indirectly, Controls, or is under common control with, the Company.

“Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Shares, Restricted Share Units, Performance Shares, Performance Share Units, Deferred Share Units, Cash-Based Awards or Other Share-Based Awards, in each case subject to the terms of this Plan.

“Award Agreement” means either (i) a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, including any amendment or modification thereof, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, Internet or other non-paper Award Agreements and the use of electronic, Internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant. The Committee shall have the exclusive authority to determine the terms of an Award Agreement evidencing an Award granted under this Plan, subject to the provisions herein. The terms of an Award Agreement need not be uniform among all Participants or among similar types of Awards.

“Board” means the board of directors of the Company.

“Cause”, unless provided otherwise in an Award Agreement, has the meaning assigned to such term in the employment agreement covering the Participant, provided that if no such employment agreement exists or the term “Cause” is not defined in such employment agreement, then “Cause” means the occurrence of any of the following: (i) the indictment of the Participant for (or conviction of or plea of no contest or similar plea to) a felony or a misdemeanor involving fraud, dishonesty or moral turpitude; (ii) the Participant’s continuing refusal to substantially perform the Participant’s obligations and duties to the Company (except by reason of incapacity due to illness or accident) if the Participant shall have failed to remedy the alleged breach caused by such conduct within 30 days from the date written notice is given by the Company demanding that the Participant remedy the alleged breach caused by such conduct; (iii) the Participant’s breach of a material provision of any agreement between the Participant, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand; (iv) the Participant’s habitual intoxication or drug addiction; (v) the Participant’s misappropriation of material assets of the Company or other acts of dishonesty as determined in good faith by the Board; or (vi) the Participant engaging in illegal conduct which, in the reasonable judgment of the Board, places the Company at risk of significant liability.

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“Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 12.

“Change in Control” means any one of the following:

(a)       any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act other than the Company or a wholly-owned Subsidiary thereof or any employee benefit plan of the Company or any of its Subsidiaries, becomes the beneficial owner of the Company’s securities having more than 50% of the combined voting power of the then outstanding securities of the Company that may be cast for the election of Directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business). For the avoidance of doubt, no such transaction shall trigger a Change in Control while Intapp, Inc. continues to hold, directly or indirectly, 50% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of Directors of the Company;

(b)       as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the Directors of the Company or the directors of such successor corporation or entity after such transaction is held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of the Directors of the Company immediately prior to such transaction;

(c)       during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of each Director of the Company first elected during such period was approved by a vote of a majority of the Directors of the Company then still in office who were Directors of the Company at the beginning of any such period; or

(d)       the shareholders of the Company approve a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a liquidation of the Company into a wholly-owned subsidiary.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in subsection (a), (b), (c) or (d) above with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the assets of the Company” as such terms are defined in Section 1.409A-3(i)(5) of the Treasury Regulations.

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“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the applicable regulations and guidance promulgated thereunder and any successor or similar provision.

“Committee” means the Compensation Committee of the Board or a subcommittee thereof or any other committee designated by the Board to administer this Plan, and if the Committee does not exist or cannot function for any reason, the Board may take any action under this Plan that would otherwise be the responsibility of the Committee (in which case references to the “Committee” shall be deemed references to the Board). The Committee shall be constituted to comply with the requirements of Rule 16(b) of the Exchange Act (to the extent that Section 16 of the Exchange Act becomes applicable to the Company) and any applicable listing or governance requirements of any securities exchange on which the Shares are listed; provided, however, that if any Committee member is found not to have met the qualification requirements of Section 16(b) of the Exchange Act, actions taken or Awards granted by the Committee shall not be invalidated by such failure to so qualify.

“Company” means Intapp, Inc. and any successor thereto as provided in Section 23.25.

“Control” means the relationship whereby a person (the second person) is considered to be “controlled” by a person (the first person) if:

(a)       in the case of a corporation,

(i)       voting securities of the second person carrying more than 50% of the votes for the election of directors are held, directly or indirectly, otherwise than by way of security only, by or for the benefit of the first person; and

(ii)       the votes carried by the securities are entitled, if exercised, to elect a majority of the directors of the second person;

(b)       in the case of a partnership that does not have directors, other than a limited partnership, the first person holds more than 50% of the interests in the partnership; or

(c)       in the case of a limited partnership, the general partner is the first person.

“Data” has the meaning set forth in Section 23.3.

“Deferred Share Unit” means an Award granted pursuant to Article 11.

“Director” means any individual who is a member of the Board of Directors of the Company.

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“Disability” means either of the following: (i) for purposes of the Plan only, the inability of a Participant to perform substantially all of such Participant’s duties and responsibilities to the Company or any Affiliate as a result of any illness, injury, accident or condition of either a physical or psychological nature suffered by such Participant, with or without accommodation to the point of undue hardship, for 120 consecutive days or any 180 days in any period of 365 days, which illness, injury, accident or condition is likely to continue in the foreseeable future to a similar degree as determined by a duly qualified medical practitioner reasonably selected by the Company or its Affiliate (provided that, if the Participant refuses to submit to a medical examination by such practitioner and the parties, acting reasonably, cannot agree to an alternate practitioner within 30 days following such Participant’s refusal, the determination of the Board (or its designee) of the issue acting upon any available medical information will be considered final and binding) or (ii) any other condition of the Participant that would constitute a “disability” under the Participant’s employment agreement, if applicable.

“Dividend Equivalents” has the meaning set forth in Article 18.

“Registration Date” has the meaning set forth in Section 1.1.

“Employee” means any individual performing services for the Company or an Affiliate and designated as an employee of the Company or an Affiliate on its payroll records. An Employee shall not include any individual during any period he or she is classified or treated by the Company or Affiliate as an independent contractor, a consultant or an employee of an employment, consulting or temporary agency or any other entity other than the Company or Affiliate, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified, as a common-law employee of the Company or Affiliate during such period. An individual shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company or any Affiliate. For purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three months following the 91st day of such leave, any Incentive Stock Option held by a Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Stock Option. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto and the regulations and guidance promulgated thereunder.

“Fair Market Value” or “FMV” means, with respect to a Share, the fair market value thereof as of the relevant date of determination, as determined in accordance with the valuation methodology approved by the Committee (based on objective criteria) from time to time and applied consistently. In the absence of any alternative valuation methodology approved by the Committee, Fair Market Value shall be equal to the closing selling price of a Share on the trading day immediately preceding the date on which such valuation is made on the Nasdaq Stock Market or such established national securities exchange as may be designated by the Committee (and if listed on more than one securities exchange, and the closing price on another securities exchange is higher, then the highest of such closing prices) or, in the event that the Shares are not listed for trading on the Nasdaq Stock Market or such other national securities exchange as may be designated by the Committee but are quoted on an automated system, in any such case on the valuation date (or if there were no sales on the valuation date, the average of the highest and lowest quoted selling prices as reported on said composite tape or automated system for the most recent day during which a sale occurred). FMV may differ depending on whether FMV is in reference to the grant, exercise, vesting, settlement or payout of an Award.

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“Grant Date” means the date an Award is granted to a Participant pursuant to this Plan.

“Grant Price” means the price established at the time of grant of an SAR pursuant to Article 6.

“Immediate Family Member” means a Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships or any person sharing the Participant’s household (other than a tenant of the grantee).

“Incentive Stock Option” or “ISO” means an Award granted pursuant to Article 5 that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422 or any successor provision.

“Insider” means any person who, as of a particular date, is a director or officer of the Company as defined under Exchange Act Rule 16a-1(f) or its successor provision.

“ISO Limit” has the meaning set forth in Section 3.1.

“Nasdaq Stock Market” means the National Association of Securities Dealers Automated Quotations American stock exchange.

“Non-Employee Director” means a Director who is not an Employee of the Company or any Affiliate.

“Nonqualified Stock Option” means an Award granted pursuant to Article 5 that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

“Option” means an Award granted to a Participant pursuant to Article 5, which Award may be an Incentive Stock Option or a Nonqualified Stock Option.

“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

“Other Share-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan that is granted pursuant to Article 12.

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“Participant” means any eligible individual as set forth in Article 4 to whom an Award is granted.

“Performance Measures” means measures, as described in Article 14, upon which performance goals are based.

“Performance Period” means the period of time during which performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

“Performance Share” means an Award granted pursuant to Article 9.

“Performance Share Unit” means an Award granted pursuant to Article 10.

“Period of Restriction” means the period when Restricted Shares or Restricted Share Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals or upon the occurrence of other events as determined by the Committee, in its discretion) as provided in Article 7 and Article 8.

“Plan” means this Intapp, Inc. 2021 Omnibus Incentive Plan, as may be amended from time to time.

“Prior Plan” means the Intapp, Inc. Amended and Restated 2012 Stock Option and Grant Plan, known prior to its amendment and restatement as the LegalApp Holdings, Inc. 2012 Stock Option and Grant Plan.

“Restricted Share” means an Award granted pursuant to Article 7.

“Restricted Share Unit” means an Award granted pursuant to Article 8.

“Shares” means the Company’s common stock, par value $0.001 per share, or such other class of shares or other securities as may be applicable under Section 3.3; and “Share” means any one of them.

“Stock Appreciation Right” or “SAR” means an Award granted pursuant to Article 6.

“Subsidiary” means a corporation or other entity (domestic or foreign) Controlled by the Company.

“Successor” has the meaning set forth in Section 23.25.

“Termination of Directorship” means the time when a Non-Employee Director ceases to be a Non-Employee Director for any reason, including, but not by way of limitation, a termination by resignation, failure to be elected or death.

“Termination of Employment” means the termination of the Participant’s employment with the Company and its Affiliates, regardless of the reason for the termination of employment, unless as determined otherwise by the Committee. For the avoidance of doubt, a transfer of employment from the Company to an Affiliate of the Company that is not in connection with a Change in Control will not constitute a Termination of Employment.

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“Third-Party Service Provider” means an individual, other than an Employee or a Director, that: (a) is engaged to provide services on a bona fide basis to the Company or an Affiliate, other than services provided in relation to a distribution of securities of the Company or an Affiliate; (b) provides the services under a written contract with the Company or an Affiliate; and (c) spends or will spend a significant amount of time and attention on the affairs and business of the Company or an Affiliate, provided that the services (i) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, (ii) do not, directly or indirectly, promote or maintain a market for the Company’s securities and (iii) are provided by a natural person who has contracted directly with the Company or an Affiliate to render such services (unless determined otherwise by the Committee).

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